SULLIVAN & WORCESTER LLP
                             One Post Office Square
                           Boston, Massachusetts 02109




                                                    March 28, 1997





Health and Retirement Properties Trust
400 Centre Street
Newton, Massachusetts  02158

Ladies and Gentlemen:

         In connection with the filing of its Annual Report on Form 10-K for the year ended December 31, 1996 (the "Annual Report") by Health and Retirement Properties Trust, a Maryland real estate investment trust (the "Company"), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "SEC") as Exhibit 8.1 to the Annual Report, to be filed within one week of the date hereof, under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         We have acted as counsel for the Company in connection with the preparation of the Annual Report, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Annual Report, corporate records, certificates and statements of officers and accountants of the Company and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth. Specifically, and without limiting the generality of the foregoing, we have reviewed: the declaration of trust, as amended and restated, and the by-laws of the Company and the Annual Report. We have reviewed the sections in the Annual Report captioned "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts." With respect to all questions of fact on which such opinions are based, we have assumed the accuracy and completeness of and have relied on the information set forth in the Annual Report and on representations made to us by the officers of the Company. We have not independently verified such information; nothing has come to our attention, however, which would lead us to believe that we are not entitled to rely on such information.

         The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively the "Tax Laws"), and upon the Employee Retirement Income Security Act of


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Health and Retirement Properties Trust
March 28, 1997
Page 2


1974, as amended, the Department of Labor regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, the "ERISA Laws"). No assurance can be given that the Tax Laws or the ERISA Laws will not change. In preparing the discussions with respect to federal income tax and ERISA Laws matters in the sections of the Annual Report captioned "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts," we have made certain assumptions and expressed certain conditions and qualifications therein, all of which assumptions, conditions and qualifications are incorporated herein by reference.

         Based upon and subject to the foregoing, we are of the opinion that the discussions with respect to federal income tax and ERISA Laws matters in the sections of the Annual Report captioned "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts," in all material respects are accurate and fairly summarize the federal income tax issues and ERISA Laws issues addressed therein, and hereby confirm that the opinions of counsel referred to in said sections represent our opinions on the subject matter thereof.

         We hereby consent to the incorporation of this opinion by reference as an exhibit to the Company's Registration Statements on Form S-3, No. 333-02863 and 33-62135 and to any references to our firm therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the SEC promulgated thereunder.

                                              Very truly yours,



                                              /s/ SULLIVAN & WORCESTER LLP
                                              SULLIVAN & WORCESTER LLP